       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2001
                                                 REGISTRATION NUMBER 333-_______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                            MCK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                            06-1555163
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                               117 KENDRICK STREET
                          NEEDHAM, MASSACHUSETTS 02494
                                  617-454-6100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           __________________________

                                  Glenda Davis
                      President and Chief Executive Officer
                            MCK Communications, Inc.
                               117 Kendrick Street
                          Needham, Massachusetts 02494
                                  617-454-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                              John B. Steele, Esq.
                             McDermott, Will & Emery
                                 28 State Street
                              Boston, MA 02109-1775
                                 (617) 535-4000
                           __________________________

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
                           __________________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
     TITLE OF SHARES             AMOUNT TO BE             PROPOSED MAXIMUM        PROPOSED MAXIMUM              AMOUNT OF
     BEING REGISTERED             REGISTERED         OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE     REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value            186,595                  $2.40                    $447,828                   $111.96
     $.001 per share
===============================================================================================================================

     (1) Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales prices for the Company's common stock as reported on the Nasdaq National Market on April 30, 2001, in accordance with Rule 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                    SUBJECT TO COMPLETION, DATED MAY 4, 2001


                                   PROSPECTUS


                         186,595 SHARES OF COMMON STOCK

                            MCK COMMUNICATIONS, INC.


     The selling stockholders identified on page 12 of this prospectus may use this prospectus to offer and sell up to an aggregate of 186,595 shares of our common stock. For additional information on the methods of the sale, you should refer to the section entitled "Plan of Distribution" on page 13. We will not receive any cash proceeds from the sale of these shares by the selling stockholders.

     Our common stock is quoted on the Nasdaq National Market under the symbol "MCKC".

     The reported last sale price of the common stock on April 30, 2001 was $2.52 per share.

     Our corporate headquarters are located at 117 Kendrick Street, Needham, Massachusetts 02494, and our telephone number is 617-454-6100.

                           --------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                           --------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   THE DATE OF THIS PROSPECTUS IS MAY __, 2001

                                TABLE OF CONTENTS

                                                                                Page

About this Prospectus...........................................................  2

Risk Factors....................................................................  2

Cautionary Notice Regarding Forward-Looking Statements.......................... 10

Where You Can Find More Information............................................. 10

Use of Proceeds................................................................. 11

Registration Rights of the Selling Stockholders................................. 11

The Selling Stockholders........................................................ 12

Plan of Distribution............................................................ 13

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that we file such agreement or document as an exhibit to the registration statement, or if we otherwise filed such agreement or document, please see such agreement or document for a complete description of these matters.

     This prospectus provides you with a general description of the offered shares. Each time a selling stockholder sells any of the offered shares, the selling stockholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

                                  RISK FACTORS

     An investment in our common stock involves various risks. Before investing in our common stock, you should carefully consider the following risk factors. These risk factors are not exhaustive and should be read together with the other reports and documents that we file with the SEC, which may include additional or more current information that is important to an investment in MCK Communications.

IF THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS EXPERIENCE RECESSION OR OTHER CYCLICAL EFFECTS IMPACTING OUR CUSTOMERS' PBX ENHANCEMENT BUDGETS, OUR OPERATING RESULTS COULD BE NEGATIVELY IMPACTED.

     The industries into which we sell our products may experience recession or other cyclical effects impacting our customers' PBX enhancement budgets, which may harm our business and results of operations.

     The primary end customers for our products are business enterprises. Any significant downturn in markets they serve, in particular, or in general economic conditions which result in the cut back of communication budgets would likely result in a reduction in demand for our products and could harm our business and results of operations. In addition, the telecommunications industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. Such industry downturns have been, and may continue to be, characterized by diminished product demand.

WE DERIVE ALMOST ALL OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS AND OUR REVENUES MAY DECLINE SIGNIFICANTLY IF ANY MAJOR CUSTOMER CANCELS OR DELAYS A PURCHASE OF OUR PRODUCTS.

     We have historically derived the majority of our revenues from a small number of customers, most of whom resell our products to end users. Our failure to generate as much revenue as expected from these customers or the failure of these customers, particularly Lucent, to purchase our products would seriously harm our business. Lucent divested its PBX unit into a standalone business named Avaya. During the quarter ended January 31, 2001 Avaya accounted for approximately $1.2 million or 12% of our revenues compared to $3.7 million or 31% of our revenues in the quarter ended October 31, 2000. This revenue shortfall was not offset by revenue contributions of other channels and had a material adverse effect on our operating results during the quarter. We believe the reduction in revenues from Avaya is directly related to a slow down of Avaya's overall business during the quarter. Additionally, Avaya announced an aggressive inventory management program that is aimed at reducing their inventory position from 2.5 months to 2 weeks. We expect the trend of lower Avaya revenues to continue until we have seen the completion of their inventory model transition and a strengthening of their core business.

     For the fiscal year ended April 30, 2000, Avaya accounted for 45.6% of our revenues, and our 10 largest customers, including Avaya, accounted for 76.1% of our revenues. None of these large customers is obligated to purchase additional products or services. Accordingly, present and future customers may terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could seriously harm our business, financial condition and results of operations. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and size of future purchases by our largest customers and, in particular:

     -    market strategies of these customers;

     -    the product requirements of these customers;

     -    the financial and operational success of these customers; and

     - the success of the underlying products and services that our products support.

     The loss of any one of our major customers or the delay of significant orders from such customers, even if only temporary, could reduce or delay our recognition of revenues, harm our reputation in the industry and reduce our ability to accurately predict cash flow, and, as a consequence, could seriously harm our business, financial condition and results of operations.

OUR INABILITY TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH KEY PBX VENDORS WOULD HARM OUR ABILITY TO SUSTAIN AND GROW OUR BUSINESS.

     Our success will depend to a significant degree upon our relationships with leading PBX vendors like Avaya, Nortel, NEC, Toshiba, among others, and their channel distribution partners. The systems sold by these vendors account for approximately 70% of the U.S. market for corporate PBX equipment sales, and approximately 99% of our revenues for the fiscal year ended April 30, 2000 were attributable to products which interoperate with corporate telephone systems offered by these vendors. We may not have access in the future to the proprietary protocols for the major corporate telephone systems marketed by those vendors, which access may be essential to ensure the continued interoperability of our products. Moreover, we may not be able to develop products that interoperate with the corporate telephone systems offered by other vendors. Additionally, the standards for telephony equipment and data networks are evolving and our products may not be compatible with any new technology standards that may emerge. If we are unable to provide our customers with interoperable solutions, they may make purchases from vendors who provide the requisite product interoperability. This could seriously harm our business, financial condition and results of operations.

     In addition, we currently have varying distribution, marketing and development arrangements with the PBX vendors noted above. These relationships are not exclusive and there is no assurance that we will continue to enjoy the support and cooperation that we have historically experienced from these parties or their distribution channels. Moreover, it is possible that the PBX vendors may seek to offer broader product lines and solutions that are competitive with our products.

UNLESS WE ARE ABLE TO KEEP PACE WITH THE RAPIDLY CHANGING PRODUCT REQUIREMENTS OF OUR CUSTOMERS, WE WILL NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

     The business communications market is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and evolving offerings by telecommunications service providers. We believe our future success will largely depend on our ability to anticipate or adapt to such changes and to offer, on a timely basis, products that meet customer demands. Our customers could purchase competitive products from other suppliers if we fail to produce technologically competitive products in a cost-effective manner or on a timely basis. This may cause us to be unable to sustain or grow our business.

INTENSE COMPETITION IN THE MARKET FOR REMOTE VOICE SOLUTIONS COULD PREVENT US FROM INCREASING OR SUSTAINING REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for remote voice solutions is highly competitive. Our inability to compete effectively in this market would materially adversely affect our revenues and future profitability. Many of our current and potential competitors have significantly greater sales and marketing, technical, manufacturing, financial and other resources, more established distribution channels and stronger relationships with service providers. For instance, both Nortel Networks and Avaya have announced new products which will compete directly with our products. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. Realizing and maintaining technological advantages over our competitors will require a continued high level of investment in research and development, sales and marketing and customer support. Due to the opportunities in and the rapidly evolving nature of the market in which we compete, additional competitors with significant market presence and financial resources, including large communications equipment manufacturers, may enter our market, thereby further intensifying competition. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing competitors or new competitors.

     Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business and results of operations. We may not be able to compete successfully against current or future competitors and these competitive pressures may seriously harm our business.

FUTURE CONSOLIDATION IN THE COMMUNICATIONS EQUIPMENT INDUSTRY MAY INCREASE COMPETITION THAT COULD HARM OUR BUSINESS.

     The markets in which we compete are characterized by increasing consolidation both within the communications sector and by companies combining or acquiring communications assets. This consolidation creates uncertainty as to the nature of our future competition. For instance, a relatively small competitor that is acquired by a large telecommunications company would likely have access to greater resources than us and would accordingly be a greater competitive threat. We may not be able to compete successfully in an increasingly consolidated industry. Increased competition and consolidation in our industry could require that we reduce the prices of our products and may result in our loss of market share, which would materially adversely affect our business, financial condition and results of operations. Additionally, because we are now, and may in the future be, dependent on strategic relationships with third parties in our industry, such as Avaya, any consolidation involving these parties could reduce the demand for our products and otherwise harm our business prospects.

FLUCTUATIONS IN OUR QUARTERLY RESULTS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

     Our quarterly operating results have varied in the past and are likely to vary in the future. For example, over the last eight fiscal quarters, our net results of operations have ranged from a net loss of $531,000 to a net loss of $2.9 million. It is possible that our revenues and operating results may be below the expectations of securities analysts and investors in future quarters. If we fail to meet or surpass the expectations of securities analysts or investors, the market price of our common stock will most likely fall. A number of factors could cause our quarterly results to fluctuate, including, but not limited to:

     - the timing and amount of, or cancellation or rescheduling of, orders for our products, particularly large orders from our key customers;

     - our ability to develop, introduce, ship and support new products and product enhancements, and manage product transitions;

     - new product introductions and announcements, and reductions in the prices of products offered by our competitors;

     - our ability to sustain our technology relationships, particularly with the major PBX manufacturers and service providers;

     - availability and changes in the prices of components provided by third parties;

     - our ability to attain and maintain production volume levels for our products;

     - our ability to sustain world class product and customer support quality;

     - the mix of products sold and the mix of distribution channels through which they are sold;

     -    fluctuations in demand for our products;

     - costs relating to possible acquisitions and integration of technologies or businesses;

     - telecommunications market conditions and economic conditions generally;

     -    our ability to hire, train, integrate and retain new personnel; and

     -    changes in the level of our operating expenses.

     Given that any one or more of these or other factors could have an adverse effect on our business, the prediction of future quarterly results is difficult and uncertain. In addition, some of our operating expenses are relatively fixed in advance of any particular quarter. As a result, we may not be able to reduce our operating costs in response to unanticipated reductions in our revenues or the demand for our products.

OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS AND SUPPLIERS COULD RESULT IN PRODUCT DELIVERY DELAYS.

     We currently use four independent manufacturers, Electronic Manufacturing Group, Mack Technologies, OEM Worldwide, and Polaris to manufacture all of our products. Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If our manufacturers are unable or unwilling to continue manufacturing our products and components in required volumes, we will have to identify acceptable alternative manufacturers, which could take in excess of six months. Furthermore, the use of a new manufacturer may cause significant interruptions in supply if the new manufacturer has difficulty manufacturing products to our specifications. Further, the introduction of a new manufacturer may increase the variance in the quality of our products. In addition, we rely upon third-party suppliers of specialty components and intellectual property used in our products. It is possible that a component needed to complete the manufacture of our products may not be available to us at acceptable prices or on a timely basis, if at all. For example, the demand for flash memory chips is particularly strong and may lead to shortages for these components of our products. Inadequate supplies of components, or the loss of intellectual property rights, could affect our ability to deliver products to our customers. Any significant interruption in the supply of our products would result in the reduction of product sales to customers, which in turn could permanently harm our reputation in the industry.

OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO PROVIDE ADEQUATE CUSTOMER SUPPORT.

     Our ability to continue to grow and to retain current and future customers depends in part upon the quality of our customer support operations. We have entered into an arrangement with a third-party customer support firm to provide some of our customer support functions. Failure to offer adequate customer support, either directly or through third parties, or failure to properly integrate third-party services into our customer support framework could materially and adversely affect our reputation and cause demand for our products to decline.

IF OUR PRODUCTS ARE NOT ACCEPTED BY THE MARKET, OUR REVENUES WILL DECREASE.

     Market acceptance of our products is critical to our future success. Factors that may affect the market acceptance of our products include:

     -    continued market acceptance of traditional PBX technology;

     -    delayed market acceptance of nextgen PBX and applications;

     -    the performance, price and total cost of ownership of our products;

     - the availability, functionality and price of competing products and technologies; and

     -    the efforts and success of our indirect distribution channels.

     Many of these factors are beyond our control. We may experience failure or delays in market acceptance of our products. Failure of our existing or future products to maintain and achieve meaningful levels of market acceptance would reduce the amount of revenue we receive from the sale of our products.

BECAUSE SUBSTANTIALLY ALL OF OUR REVENUES ARE DERIVED FROM SALES OF A SMALL NUMBER OF PRODUCTS, OUR FUTURE OPERATING RESULTS WILL BE DEPENDENT ON SALES OF THESE PRODUCTS.

     We currently derive substantially all of our revenues from our product family of remote voice access equipment, and we expect that this concentration will continue in the foreseeable future. The market may not continue to demand our products, and we may not be successful in marketing any new or enhanced products. Any reduction in the demand for our products or our failure to successfully develop or market new or enhanced products could reduce the amount of revenue we receive from the sale of our products and cause the price of our common stock to decline. In addition, we expect our multi-user products, next generation single-user products and our recently introduced gateway products will account for a substantial portion of our revenues in the foreseeable future. Factors that could affect sales of our products include:

     -    the demand for remote access voice solutions;

     - the successful development, introduction and market acceptance of new and enhanced products that address customer requirements;

     -    product introductions or announcements by our competitors;

     -    price competition in our industry; and

     -    technological change and customer acceptance.

IF WE FAIL TO DEVELOP AND EXPAND OUR INDIRECT DISTRIBUTION CHANNELS, OUR BUSINESS COULD SUFFER.

     Our product distribution strategy focuses primarily on continuing to develop and expand our indirect distribution channels, develop and maintain our relationships with large PBX vendors, resellers and distributors, telecommunications service providers and application service providers, and expand our field sales organization. If we fail to develop and cultivate relationships with significant indirect distribution channels, or if these distribution channels are not successful in their sales efforts, our product sales may decrease and our operating results may suffer. Many of our indirect distribution channels also sell products that compete with our products, and none of our strategic or reseller arrangements are exclusive. In addition, our operating results will likely fluctuate significantly depending on the timing and amount of orders from our indirect distribution channels. Our indirect distribution channels may not market our products effectively or may cease to devote the resources necessary to provide us with effective sales, marketing and technical support.

     In order to support and develop leads for our indirect distribution channels, we plan to affordably expand our field sales staff. This internal expansion may not be successfully completed. In addition, the cost of this expansion may exceed the revenues generated and our expanded sales and support staff may not be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors. Our inability to effectively develop and expand our distribution channels or manage the expansion of our sales and support staff would adversely affect our ability to grow and increase revenues.

OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE YOUR PURCHASE PRICE.

     The trading price of our common stock has been, and may continue to be, subject to wide fluctuations in response to factors such as:

     -    changes in general market conditions;

     -    actual or anticipated variations in quarterly operating results;

     -    announcements of technological innovations;

     -    general technology or economic trends;

     - revenues and operating results failing to meet or surpass the expectations of securities analysts or investors in any quarter;

     -    changes in financial estimates by securities analysts;

     - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

     -    additions or departures of key personnel;

     -    the demand for our common stock;

     -    the number of market makers for our common stock;

     - sales of a large number of shares of our common stock in the public market or the perception that such sales could occur; and

     -    other events or factors, many of which are beyond our control.

     In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would reduce the amount of resources and management time focused on growing our business and improving operating results.

SALES TO CUSTOMERS BASED OUTSIDE THE UNITED STATES HAVE HISTORICALLY ACCOUNTED FOR A SIGNIFICANT PORTION OF OUR REVENUES, WHICH EXPOSES US TO RISKS INHERENT IN INTERNATIONAL OPERATIONS.

     International sales represented 15.3% of our revenues for the fiscal year ended April 30, 2000, and 18.3% of our revenues for the year ended April 30, 1999. While we expect sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including:

     - changes in foreign government regulations and communications standards;

     -    export license requirements;

     -    currency fluctuations, tariffs and taxes;

     -    other trade barriers;

     -    difficulty in collecting accounts receivable;

     -    difficulty in managing foreign operations; and

     -    political and economic instability.

     If the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, the resulting effective price increase of our products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact our customers, the ability of these customers to purchase our products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. In addition, the foreign markets for our products may develop more slowly than currently anticipated.

     We anticipate that our non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and we do not currently plan to engage in foreign currency hedging transactions. As we expand our international operations, however, we may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. We may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. Our future currency hedging strategies may not be successful.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Our success and ability to compete is dependent in part upon our proprietary technology. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. We rely on a combination of copyright, trademark, trade secret and other intellectual property laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We presently have no patents. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Some of our contractual arrangements provide third parties with access to our source code and other intellectual property upon the occurrence of specified events. Such access could enable these third parties to use our intellectual property and source code to develop and manufacture competing products, which would adversely affect our performance and ability to compete. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could seriously harm our future operating results.

CLAIMS ALLEGING INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY COULD RESULT IN SIGNIFICANT EXPENSE TO US AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS.

     The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business, and this risk may increase as the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies. Any claims against us or any purchaser or user of our products asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. Any claims, with or without merit, could be time consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Legal action claiming patent infringement may be commenced against us and we may not prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

IF OUR PRODUCTS CONTAIN DEFECTS, WE MAY BE SUBJECT TO SIGNIFICANT LIABILITY CLAIMS FROM OUR CUSTOMERS AND THE END USERS OF OUR PRODUCTS AND INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOST SALES.

     Our products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced or as new versions are released. Despite extensive testing, errors, defects or failures may be found in our current or future products or enhancements after commencement of commercial shipments. If this happens, we may experience delay in or loss of market acceptance and sales, certain product returns, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could seriously harm our business, financial condition and results of operations. For example, minor software defects in our EXTender 3000E product caused us to cease shipments of that product for approximately six weeks to enable us to correct the defects. Moreover, because our products are designed to provide critical communications services, we may receive significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims resulting from a defect in one of our products. Although we maintain product liability insurance covering damages arising from the implementation and use of our products, the terms of our insurance limit the amount and types of damages that are covered and may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

WE MAY HAVE DIFFICULTY IDENTIFYING THE SOURCE OF THE PROBLEM WHEN THERE IS A PROBLEM IN A NETWORK WHICH MAY ADVERSELY AFFECT THE MARKET ACCEPTANCE OF OUR PRODUCTS.

     Our products must successfully integrate with products from other vendors, such as traditional telephone and nextgen PBXes, application servers, telephony sets and private and public networks. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our products or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of some of these types of problems may seriously harm our business, financial condition and results of operations.

WE CONTINUE TO EXPAND OUR OPERATIONS AND OUR FAILURE TO MANAGE GROWTH COULD HARM OUR BUSINESS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We have significantly expanded our operations, including the number of our employees, the breadth of our product offerings and the geographic scope of our activities. At January 31, 2001 we employed 200 employees, and we expect the number of our employees to stabilize in the short term and increase significantly in the future. Further significant expansion will likely be necessary to address potential growth in our customer base and market opportunities. In addition, we hired a new Chief Executive Officer in January 2001 and our senior management team has been with us for less than four years. Any failure to manage growth effectively could harm our business and adversely affect our financial condition and operating results. We cannot assure you that we will be able to do any of the following activities, which we believe are essential to successfully manage the anticipated growth of our operations:

     - improve our existing and implement new operations, financial and management information controls, reporting systems and procedures;

     -    hire, train and manage additional qualified personnel;

     -    expand and upgrade our core technologies; and

     - effectively manage multiple relationships with our customers, suppliers and other third parties.

DIFFICULTIES AND FINANCIAL BURDENS ASSOCIATED WITH ACQUISITIONS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     On June 14, 2000, we acquired all of the outstanding stock of DTI Holdings, Inc. and its wholly owned subsidiary Digital Techniques, Inc. Our product range and customer base have increased in the recent past due in part to this acquisition. This acquisition provided us with technologies to expand our current line of remote voice access products. There can be no assurance that the integration of all of the acquired technologies will be successful or will not result in unforeseen difficulties that may absorb significant management attention.

     In the future, we may acquire additional businesses or product lines. The recently completed acquisition, or any future acquisition, may not produce the revenue, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as expected. Prior to completing an acquisition, however, it is difficult to determine if such benefits can actually be realized. The process of integrating acquired companies into our business may also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which we might otherwise devote to our existing business. Also, the process may require significant financial resources that we might otherwise allocate to other activities, including the ongoing development or expansion of our existing operations.

     If we pursue a future acquisition, our management could spend a significant amount of time and effort identifying and completing the acquisition. To pay for a future acquisition, we might use capital stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use capital stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

IF WE LOSE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR
BUSINESS.

     Our success depends to a significant degree upon the continued contributions of our senior sales, engineering and management personnel, many of whom perform important management functions and would be difficult to replace. Within the last year, we have introduced several new products, and we have additional new products currently in pre-release testing. The loss of the services of any key personnel, particularly senior management and engineers, could seriously harm our business, financial condition and results of operations, including our success in selling our recently introduced products and introducing new products.

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES.

     We have experienced growth in revenues and expansion of our operations, which has placed significant demands on our management, engineering staff and facilities. Continued growth will also require us to hire more engineering, sales and administrative personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives and we may experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion or to support our customers and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process. New sales personnel and marketing personnel will require training and take time to achieve full productivity. In addition, the design and installation of telephony solutions can be complex. Accordingly, we need highly trained professional services and customer support personnel. We cannot be certain that we will successfully attract and retain additional qualified personnel.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     Our executive officers, directors and principal stockholders and their affiliates own a significant percentage of the outstanding shares of common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER MORE DIFFICULT.

     Provisions in our certificate of incorporation and by-laws and in Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so, and the ability of public stockholders to change our management could be substantially impeded by these anti-takeover provisions. For example, we have a staggered board of directors and the right under our charter documents to issue preferred stock without further stockholder approval, which provisions could adversely affect the holders of our common stock.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in the prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market, and reports, proxy and information statements and other information concerning MCK Communications may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Our web site is located at http://www.mck.com.

     The SEC allows us to incorporate by reference the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the shares that are being offered in this prospectus.

     1. Our Annual Report on Form 10-K for the year ended April 30, 2000 (File No. 0-27703);

     2. Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2000 (File No. 0-27703);

     3. Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 (File No. 0-27703);

     4. Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2001 (File No. 0-27703);

     5. Our Current Report on Form 8-K, filed with the SEC on June 28, 2000 and amended on August 28, 2000 (File No. 000-27703);

     6. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on October 18, 1999 and any amendments or reports filed for the purpose of updating this description (File No. 000-27703); and

     7.   Our Definitive Proxy Statement filed with the SEC on August 28, 2000.

     YOU MAY REQUEST A COPY OF THESE FILINGS, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS: MCK COMMUNICATIONS, INC., 117 KENDRICK STREET, NEEDHAM, MASSACHUSETTS 02494, ATTENTION: CHIEF FINANCIAL OFFICER. OUR TELEPHONE NUMBER IS 617-454-6100.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                 REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

     On June 14, 2000, we issued an aggregate of 364,601 shares of common stock and options to purchase 101,916 shares of common stock to the stockholders of DTI Holdings, Inc. We issued the shares pursuant to the terms of a merger agreement under which we acquired DTI Holdings and its wholly owned subsidiary Digital Techniques, Inc. from the selling stockholders. The following is a summary of the material terms and provisions of the registration rights agreement we entered into with the selling stockholders in connection with our acquisition of DTI Holdings and Digital Techniques. This summary may not contain all the information that is important to you. You can obtain complete information by referring to the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In connection with our acquisition of DTI Holdings and Digital Techniques, we agreed to file a registration statement, at the request of the selling stockholders, that would cover sales by the selling stockholders of the shares of common stock that they received in consideration of their sale to us of DTI Holdings and Digital Techniques. We also agreed to use our best efforts to cause the SEC to declare the registration statement effective and to keep the registration statement continuously effective until specified dates.

     The registration rights agreement allows us to suspend use of this prospectus in some circumstances. In addition, any shares of common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement.

     The registration rights agreement requires us to bear the expenses of registering the sale of the shares of common stock. We also agreed to indemnify the selling stockholders and each person controlling any of them against all claims, losses, damages, liabilities and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights agreement. In addition, the selling stockholders agreed to indemnify us, and our directors, officers and other stockholders and any person controlled by or under common control with us or any of our officers, directors or other stockholders against all losses, claims, damages, expenses and liabilities arising under the securities laws if they result from either an untrue statement or omission based upon information furnished to us by the selling stockholders for use in the registration statement or this prospectus, or the failure by the selling stockholders to provide an offeree with an updated prospectus we have filed with the SEC.

                            THE SELLING STOCKHOLDERS

     The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of April 30, 2001, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. The number of shares beneficially owned includes any shares held by the selling stockholders that are currently exercisable or are exercisable within 60 days following April 30, 2001. This table assumes that the selling stockholders will offer and sell all of the shares of common stock offered by this prospectus, although there is no guarantee that they will do so.

     The shares of common stock offered by this prospectus will be offered from time to time by the selling stockholders named below. The amounts set forth below are based upon information provided to us by the selling stockholders as of April 30, 2001 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

     The percentage of our shares of common stock that will be held by each selling stockholder after completion of this offering will be less than one percent (1%), assuming each stockholder sells all of the shares offered by this prospectus. The total number of shares of common stock outstanding used in calculating this percentage is based on the total number of shares of common stock outstanding as of April 30, 2001. None of the selling stockholders has a material relationship with us, except that Ross LaBarbera is the Vice President and General Manager of our Applications Business Unit.

                                       COMMON STOCK
                                       BENEFICIALLY              COMMON STOCK              COMMON STOCK TO BE
                                       OWNED AS OF              COVERED BY THIS            BENEFICIALLY OWNED
NAME                                  APRIL 30, 2001              PROSPECTUS                 AFTER OFFERING
----                                  --------------            ---------------            ------------------

Bobby Alexander                              116                        116                          0
William G. Bassett                           466                        466                          0
Dave P. Bentsen                              513                        513                          0
Billy Bishop                                 116                        116                          0
Daniel P. Cervantes                       13,342                     13,342                          0
Lynda R. Chaney                              466                        466                          0
Cheryl L. Davidson                            46                         46                          0
Darryl A. Edwards                            233                        233                          0
Darlene Ervin                                466                        466                          0
Keith Ervin                               13,342                     13,342                          0
Patricia A. Eubanks                          233                        233                          0
Mike Fodor                                   233                        233                          0
Roy Greer                                  6,671                      6,671                          0
Timothy W. Gingerich                       3,110                      3,110                          0
Rose Harwell                                 139                        139                          0
Bonnie Hinz                                  466                        466                          0
Ross LaBarbera                           109,492                    106,992                      2,500
Lois S. LaBove                               177                        177                          0
Todd Lindstrom                               233                        233                          0
David Mackey                                 233                        233                          0
Richard Manning                              979                        979                          0
Charles W. Marshall                          195                        195                          0
Thomas Mayberry                              139                        139                          0
Fay Moore                                    326                        326                          0
Helen O'Toole                                466                        466                          0
Daniel E. Ptak                            13,342                     13,342                          0
John H. Ralston                              466                        466                          0
Kevin M. Scott                               466                        466                          0

Greg L. Smith                                233                        233                          0
Randall L. Smith                             466                        466                          0
Michael Spurlin                              466                        466                          0
Daniel B. Steffen                            933                        933                          0
Ginny Tavakoli                             6,671                      6,671                          0
Wesley A. Throgmorton                     12,899                     12,899                          0
Moira Variames                                23                         23                          0
John Walton                                  466                        466                          0
Debbie Warren                                466                        466                          0
---------------------                    -------                    -------                    -------
TOTAL                                    189,095                    186,595                      2,500

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible offer and sale from time to time of up to an aggregate of 186,595 shares of our common stock by the selling stockholders. We are registering the sale of the shares of common stock pursuant to our obligations under the registration rights agreement, but the registration of the sale of the shares of common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. Subject to our rights under the registration rights agreement to prohibit the sale of the shares offered hereby for a limited period of time under certain circumstances, the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The distribution of the shares of common stock may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In an underwritten offering, underwriters or agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Such dealers may also receive commissions from the purchasers for whom they may act as agents.

     The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of shares of common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

     -    identify any underwriter, dealer or agent;

     - describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

     -    identify the amounts underwritten;

     - identify the nature of the underwriter's obligation to take the shares of common stock; and

     -    provide any other required information.

     The sale of shares of common stock by the selling stockholders may also be effected by selling shares of common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the shares of common stock as principal, and may be made pursuant to any of the methods described below. Such sales may be made in the over-the-counter market, in negotiated transactions, on any exchange or exchanges on which the shares are then traded or otherwise, at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     Shares of common stock may also be sold in one or more of the following transactions:

     - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

     - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

     - a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules;

     - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

     - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

     - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares of common stock which is not expected to exceed that customary in the types of transactions involved.

     To comply with applicable state securities laws, the shares of common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

     All expenses relating to the offering and sale of the shares of common stock will be paid by us, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents who may be engaged by the selling stockholders in connection with the sale of the shares registered hereunder, transfer taxes on the shares and any legal, accounting and other expenses incurred by the selling stockholders. We also have agreed to indemnify the selling stockholders against certain claims, losses, damages, liabilities and expenses, including liabilities under the Securities Act of 1933.

You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.



                         186,595 SHARES OF COMMON STOCK

                            MCK COMMUNICATIONS, INC.

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                   MAY 4, 2001

                                 ---------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the securities registered hereby:

         Registration fee.......................   $   112
         Legal fees and expenses................    10,000
         Accounting fees and expenses...........     5,000
         Printing and duplicating expenses......     1,000
         Miscellaneous..........................     3,888
                                                   -------
         Total..................................   $20,000

--------------------

* All amounts except the registration fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. MCK Communications' certificate of incorporation and bylaws require MCK Communications to indemnify its officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (a) breaches of the duty of loyalty, (b) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (c) unlawful payments of dividends, stock purchases or redemptions, or (d) transactions from which a director derives an improper personal benefit. MCK Communications' certificate of incorporation contains provisions limiting the liability of the directors to MCK Communications and to its stockholders to the full extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. MCK Communications' bylaws provide that MCK Communications may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of MCK Communications against any liability that may be asserted against him or her, and MCK Communications currently maintains such insurance. MCK Communications currently has liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

     The foregoing provisions and agreements could reduce the legal remedies available to MCK Communications and its stockholders against MCK Communications' directors and officers.

     In connection with this offering, the selling stockholders have agreed to indemnify our directors and officers against all losses, claims, damages, expenses and liabilities arising under the securities laws to the extent they result from either information furnished to us by the selling stockholders for use in this registration statement or the prospectus of which it is a part or the failure by the selling stockholders to provide an offeree with an updated prospectus we have filed with the SEC.

ITEM 16. EXHIBITS.

 2.1      Agreement and Plan of Merger by and among MCK Communications, Inc., Omni Acquisition Corporation,
          DTI Holdings Inc., Digital Techniques, Inc. and the stockholders of Digital Techniques, Inc. dated as of
          June 14, 2000 (incorporated by reference to Exhibit 2.1 to MCK Communications, Inc. Form 8-K, as
          amended (File No. 000-27703) which was originally filed with the SEC on June 14, 2000.).

 3.1      Second Amended and Restated Certificate of Incorporation of MCK Communications, Inc. (incorporated by reference to Exhibit 3.3 to the MCK Communications, Inc. registration statement on Form S-1, as amended
          (File No. 333-85821) which was originally filed with the SEC on August 24, 1999.)

 3.2      Amended and Restated By-laws of MCK Communications, Inc. (incorporated by reference to Exhibit 3.5 to the MCK Communications, Inc. registration statement on Form S-1, as amended (File No. 333-85821)
          which was originally filed with the SEC on August 24, 1999.)

 5.1      Opinion of McDermott, Will & Emery as to the legality of the securities being registered.

23.1      Consent of McDermott, Will & Emery (included as part of Exhibit 5.1 hereto).

23.2      Consent of Ernst & Young LLP.

24.1      Powers of Attorney (included on signature page of registration statement).

99.1      Registration Rights Agreement, dated June 14, 2000, by and among MCK Communications, Inc. and the holders named therein.

--------------------

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts, on this 4th day of May, 2001.


                                             MCK COMMUNICATIONS, INC.

                                             /s/ Paul K. Zurlo
                                             -----------------------------------
                                             Paul K. Zurlo
                                             Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Glenda Davis and Paul K. Zurlo such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such period and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                   DATE

/s/ Glenda Davis                    President and Chief Executive Officer   May 4, 2001
----------------------------
Glenda Davis

/s/ Steven J. Benson                Chairman of the Board                   May 4, 2001
----------------------------
Steven J. Benson

/s/ Paul K. Zurlo                   Chief Financial Officer (Principal      May 4, 2001
----------------------------        Financial and Accounting Officer)
Paul K. Zurlo

/s/ Calvin K. Manz                  Director                                May 4, 2001
----------------------------
Calvin K. Manz

/s/ John B. Landry                  Director                                May 4, 2001
----------------------------
John B. Landry

/s/ Gregory M. Avis                 Director                                May 4, 2001
----------------------------
Gregory M. Avis

/s/ Michael H. Balmuth              Director                                May 4, 2001
----------------------------
Michael H. Balmuth

/s/ Paul Severino                   Director                                May 4, 2001
----------------------------
Paul Severino

EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

 2.1           Agreement and Plan of Merger by and among MCK Communications, Inc.,
               Omni Acquisition Corporation, DTI Holdings Inc., Digital Techniques,
               Inc. and the stockholders of Digital Techniques, Inc. dated as of
               June 14, 2000 (incorporated by reference to Exhibit 2.1 to MCK
               Communications, Inc. Form 8-K, as amended (File No. 000-27703)
               which was originally filed with the SEC on June 14, 2000.)

 3.1           Second Amended and Restated Certificate of Incorporation of MCK
               Communications, Inc. (incorporated by reference to Exhibit 3.3 to the MCK Communications, Inc. registration statement on Form S-1, as amended (File No. 333-85821) which was originally filed with the SEC on August 24, 1999.)

 3.2           Amended and Restated By-laws of MCK Communications, Inc.
               (incorporated by reference to Exhibit 3.5 to the MCK Communications,
               Inc. registration statement on Form S-1, as amended (File No.
               333-85821) which was originally filed with the SEC on August 24,
               1999.)

 5.1 Opinion of McDermott, Will & Emery as to the legality of the securities being registered.

23.1 Consent of McDermott, Will & Emery (included as part of Exhibit 5.1 hereto).

23.2           Consent of Ernst & Young LLP.

23.3           Consent of KPMG LLP

24.1 Powers of Attorney (included on signature page of registration statement).

99.1           Registration Rights Agreement, dated June 14, 2000, by and among
               MCK Communications, Inc. and the holders named therein.